Exhibit 99.1
Media Contact:
Charles Keller
612-678-7786
charles.r.keller@ampf.com
Shareholder Contact:
Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
News Release
Seligman Premium Technology Growth Fund
to Host First Conference Call on April 13, 2010
MINNEAPOLIS, MN — March 31, 2010 — Seligman Premium Technology Growth Fund, Inc. (NYSE: STK) (the Fund) will host a conference call attended by certain of the Fund’s portfolio managers, Ajay Diwan and John Schonberg. The portfolio managers will be available to discuss the current technology market, the opportunities in the marketplace, a market outlook and the Fund’s options strategies, as well as to provide a Fund update.
The call is scheduled for April 13, 2010 at 12:00 pm Eastern Time and is open to the general public. The call in number is 1-866-465-3697, and the access code is 65508676.
Important Disclosures:
This press release shall not constitute an offer to sell these securities or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.

There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. In addition, closed-end funds frequently trade at a discount to their net asset values, which may increase your risk of loss.
The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.

NOT FDIC INSURED • MAY LOSE VALUE • NO BANK GUARANTEE • NOT A
DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
This press release was prepared by RiverSource Fund Distributors, Inc., Member FINRA. Seligman Premium Technology Growth Fund is managed by RiverSource Investments, LLC. RiverSource Investments is part of Ameriprise Financial, Inc. Seligman is an offering brand of RiverSource Investments.
© 2010 RiverSource Investments, LLC. All rights reserved.